LAS VEGAS, NEVADA, May 12, 2011 — American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the first quarter ended March 31, 2011.

Net revenues were $86.4 million for the first quarter of 2011 compared to $87.8 million for the first quarter of 2010, a decrease of 1.5%. ACEP reported a first quarter Net Loss of $6.2 million compared to a Net Loss of $2.7 million in the first quarter of 2010. Adjusted EBITDA decreased 15.2% to $16.7 million for the first quarter of 2011 compared to $19.8 million for the first quarter of 2010. Adjusted EBITDA Margin also declined to 19.3% compared to 22.5% in 2010. In January 2011, The Stratosphere kicked off the “Elevate Your Expectations” advertising campaign. This is a comprehensive media campaign designed to highlight the recent improvements at the property. In addition, Arizona Charlie’s Decatur began an extensive campaign to promote its new restaurant, Ron’s Steakhouse. Due to these campaigns, ACEP’s total advertising and sponsorship spend increased by approximately $2.4 million compared to last year. In addition, our local properties spent approximately $154,000 to replace old bill validators and monitors.

The Stratosphere – Stratosphere’s net revenues increased 3.0% due to flat occupancy, increases in average daily room rate, food and beverage revenue, and the addition of Sky Jump in April 2010. Convention and group bookings increased approximately 25% over 2010.  However, casino revenue decreased. The decrease in casino revenue is the result of lower casino headcounts and a 2.3% decrease in table games hold. Stratosphere’s combined slot and table win per headcount increased approximately 7%.

Arizona Charlie’s – The Arizona Charlie’s properties net revenues decreased 4.5% in the first quarter. Both properties saw improved performance by the hotels, however; casino and food and beverage revenues were down year-over-year on lower casino headcounts and food covers. Our local properties did experience an increase in slot and table win per headcount of approximately 6%.  The Las Vegas local market continues to be impacted by a struggling local economy that continues to be impacted by high unemployment and declining home values.  In addition, heavy promotional activity by our competitors highlighted by multi-million dollar giveaways and deep food discounts continues to dominate the Las Vegas local market.

The Aquarius – Aquarius’ net revenues decreased 5.3% year-over-year for the three months ended March 31, 2011. In 2011, Aquarius reduced its advertising presence and relied primarily on targeted marketing programs. As a result, Aquarius sold fewer rooms. However, casino revenue per occupied room increased 5.6%.  In addition, Aquarius has been negatively impacted by construction on Casino Drive, the main road through the Laughlin resort corridor. Construction on Casino Drive is expected to continue throughout the summer with the major work completed by the end of June 2011.  The Aquarius is also impacted by heavy promotional activity by our competitors. Many of our competitors continue to offer free rooms to their database and sub $20 retail room rates with additional amenities included.

Financial Statistics as of March 31, 2011:
•	Cash	$98.1 million

•	Book value of Debt, including capital leases, net of unamortized discount	$358.9 million

•	Capital expenditures	$3.2 million

2000 Las Vegas Boulevard South ∙ Las Vegas, Nevada 89104

Conference Call Information:
We will hold our first quarter 2011 earnings conference call today, Thursday, May 12, 2011 at 8:30 AM Pacific Time (9:30 AM Mountain, 10:30 AM Central, 11:30 AM Eastern). To attend, dial 888-820-9417 (US/Canada toll-free). The pass code is 9513989. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.
	Three months ended March 31, 2011	Three months ended March 31, 2010
	(in millions)

Income Statement Data:
Revenues:
Casino	$53.2	$55.9
Hotel	15.2	13.9
Food and beverage	16.8	17.0
Tower, retail and other	7.4	7.3
Gross revenues	92.6	94.1
Less promotional allowances	6.2	6.3
Net revenues	86.4	87.8

Costs and expenses:
Casino	16.9	17.2
Hotel	8.4	8.2
Food and beverage	12.4	12.9
Other operating expenses	3.2	3.0
Selling, general and administrative	29.1	27.1
Pre-opening costs	-	0.2
Depreciation and amortization	11.0	10.6
Total costs and expenses	81.0	79.2
Income from operations	$5.4	$8.6

EBITDA Reconciliation:
Net income (loss)	$(6.2)	$(2.7)
Interest income	-	-
Interest expense	11.6	11.3
Depreciation and amortization	11.0	10.6
EBITDA	$16.4	$19.2

Numbers may vary due to rounding.

	Three months ended March 31, 2011	Three months ended March 31, 2010
	(in millions)

Adjusted EBITDA Reconciliation:
Net income (loss)	$(6.2)	$(2.7)
Interest income	-	-
Interest expense	11.6	11.3
Depreciation and amortization	11.0	10.6
Loss on disposal of assets	-	-
Pre-opening costs	-	0.2
Management fee - related party	0.3	0.4
Adjusted EBITDA	$16.7	$19.8
Adjusted EBITDA Margin	19.3%	22.5%

Numbers may vary due to rounding.

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended March 31, 2011	Three months ended March 31, 2010

WPU – Slots1
Stratosphere	98.09	89.29
Decatur	125.06	129.72
Boulder	78.19	86.30
Aquarius	137.29	141.07
Consolidated	112.03	113.24

WPU – Tables2
Stratosphere	750.88	796.65
Decatur	648.15	643.38
Boulder	370.37	462.96
Aquarius	477.75	549.12
Consolidated	607.75	665.62

ADR3
Stratosphere	50.50	43.39
Decatur	47.34	48.80
Boulder	42.95	39.21
Aquarius	44.13	42.88
Consolidated	48.31	43.29

Hotel Occupancy4
Stratosphere	84.5	84.3
Decatur	59.0	46.6
Boulder	48.6	40.6
Aquarius	44.6	49.2
Consolidated	65.4	66.0

Net Revenue ($ in millions)5
Stratosphere	37.8	36.7
Decatur	16.4	16.8
Boulder	9.1	9.9
Aquarius	23.1	24.4
Consolidated	86.4	87.8

Numbers may vary due to rounding.

1.
Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on the early extinguishment of debt, pre-opening expenses, and management fees. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:
Investor Relations
Phyllis Gilland
(702) 380-7777